Exhibit 10.1
SETTLEMENT AGREEMENT
BETWEEN
WEUS HOLDINGS INC
and
CANARGO ENERGY CORPORATION
One London Wall London EC2Y 5AB DX 123 LONDON/CHANCERY LN
Tel 020 7002 8500 Fax 020 7002 8501
www.mms.co.uk
Ref:/
30 January 2009

THIS SETTLEMENT AGREEMENT dated the      day of February 2009
BETWEEN:
(1)	WEUS HOLDINGS INC a company registered under the laws of the United States and having its principal place of business 515 Post Oak Blvd., Houston, TX 77027, USA (“Weus”); and

(2)	CANARGO ENERGY CORPORATION a company incorporated in the state of Delaware, USA and having its principal office at P.O. Box 291, St Peter Port, Guernsey, Channel Islands GY1 3RR (“CanArgo”).
BACKGROUND
(A)	By a Master Service Contract for the provision of Underbalanced Coil Tubing Drilling Services dated on or about 1 June 2004 (“the Contract”) Weus agreed to provide and CanArgo agreed to pay for certain services in relation to wells to be drilled by Weus in the Republic of Georgia.

(B)	Disputes have arisen between the parties, and by a Request for Arbitration filed with the London Court of International Arbitration on or about 12 September, denoted “Arbitration Number 5696” (“the Arbitral Proceedings”) Weus commenced claims against CanArgo for various sums alleged to be outstanding under the Contract.

(C)	CanArgo has raised various counterclaims in the Arbitral Proceedings against Weus including, among others, claims for damages arising from alleged breaches of the Contract.

(D)	CanArgo is in the process of taking steps to obtain funds available for the purpose of this agreement and/or making suitable arrangements for the settlement of its outstanding obligations.

(E)	The parties have agreed terms resolving all of Weus’ claims against CanArgo and any other company or entity owned or controlled, directly or indirectly, by CanArgo (altogether “the CanArgo Group”) and all of CanArgo’s claims against Weus, Weatherford UK Limited or any other company in the Weatherford Group (altogether “the Weatherford Group”). The terms of that agreement are set out below.
IT IS AGREED THAT:
1.	CanArgo will pay to Weus the sum of ONE MILLION TWO HUNDRED THOUSAND UNITED STATES DOLLARS (US $1,200,000) (“the Settlement Sum”). CanArgo shall use its best endeavours to pay the Settlement Sum on or before 18 February 2009, but in any event payment must be made on or before 31 March 2009.
2.	The payment due under paragraph 1 shall be made in cleared funds to Weus’ nominated bank account as follows:
Maclay Murray & Spens LLP (US DOLLARS English Practice Client Account (US$))
Bank of Scotland
New Uberior House
11 Earl Grey Street
Edinburgh EH3 9BN
Sort code: 80-26-23
Account no: 27593USD01
BIC: BOFS GB 2S XXX
IBAN: GB97 BOFS 802013 27593101
3.	This agreement is in full and final settlement of all and any claims which the parties may have against each other and that CanArgo may have against any company in the Weatherford Group and that Weus may have against any company in the CanArgo Group of whatsoever nature and howsoever and whensoever arising, and whether known or unknown and whether arising from or affected by any change in the law or any other change of circumstance including those arising out of or in connection with, directly or indirectly, the Contract and including those matters which are the subject of the Arbitral Proceedings.

4.	Weus and CanArgo shall bear their own costs of the Arbitral Proceedings and this settlement, and share equally the costs of the arbitrator.

5.	Weus represents and warrants that this agreement has been approved by the necessary Weus representatives. CanArgo represents and warrants that this agreement has been approved by the necessary CanArgo representatives.

6.	Weus and CanArgo agree to do that which is necessary to bring the Arbitral Proceedings to an end following execution of this agreement.

7.	This agreement shall be signed in counterparts, each of which, when signed, shall be an original and all of which together evidence the same agreement. For the purposes of completion, faxed signatures by the parties’ legal advisers shall be binding. Any party who provides a faxed, signed counterpart to the other party on completion agrees to provide the original, signed counterpart to the other party within 2 weeks of completion.

8.	Any variation of this agreement shall be in writing and signed by or on behalf of each party.

NO ADMISSION
9.	This agreement is entered into in connection with the compromise of disputed matters and in the light of other considerations. It is not, and shall not be represented or construed by the parties as, an admission of liability or wrongdoing on the part of either party to this agreement or any other person or entity.
GOVERNING LAW
10.	This agreement shall be governed by and construed in accordance with English law and any dispute or claim arising out of this agreement shall be subject to the non-exclusive jurisdiction of the English courts.
NOTICES AND SERVICE
11.	For the purpose of all notices, correspondence, or the service of proceedings issued in the courts of England concerning the enforcement of this agreement, Weus appoints the London office of Maclay Murray & Spens LLP as their agent for accepting service in England and CanArgo appoints the London office of McGrigors LLP as their agent for accepting service in England.
CONFIDENTIALITY
12.	The parties will, whether by themselves, their directors, officers, shareholders, employees, agents or otherwise, refrain from disclosing or causing to be disclosed, or discussing with any third party (save to their professional advisers, agents and employees) whatsoever any information concerning the content (but not the fact) of this agreement unless they have the other party’s prior consent in writing, or unless they are obliged to do so by law or the regulations of any recognised stock exchange on which the shares of a party or any of its affiliates are quoted or the Securities and Exchange Commission of the United States of America or any other regulatory body.
THIRD PARTY RIGHTS
13.	With the exception of those companies in the Weatherford Group and in the CanArgo Group, no other person who is not a party to his agreement shall have any rights, whether under the Contract (Rights of Third Parties) Act 1999 or otherwise, to enforce any terms of this agreement.

SIGNED for and on behalf of
WEUS HOLDINGS INC

Signed

Print Name
SIGNED for and on behalf of
CANARGO ENERGY CORPORATION

Signed

Print Name